Exhibit 99.1

NEWS RELEASE

July 21, 2005

Union Bankshares Reports Second Quarter Earnings

Ellsworth, Maine - Union Bankshares, Inc., the parent company of Union Trust Company, is pleased to announce that net earnings for the six months ended June 30, 2005 were $2.5 million, a slight increase of $5,000 over the same period last year. Earnings per share for the six months ended June 30, 2005 were $2.22 as compared to $2.16 reported for the same period in 2004.

Financial Condition

The Company's total assets amounted to $524.9 million at June 30, 2005, an increase of $50.9 million or 11% over June 30, 2004. The increase in total assets is primarily attributable to continued growth in total loans and investments. Total loans increased $44.7 million or 15% from one year ago. Investment securities totaled $147.6 million at June 30, 2005, an increase of $6.9 million or 5% compared with the second quarter of 2004.

Total deposits of $306.6 million increased $22.2 million or 8% from June 30, 2004. Demand deposits and savings balances increased by 17% and 21%, respectively. Certificates of deposit also increased by 17%. Advances from the Federal Home Loan Bank increased by $24.4 million or 18% from the same period last year and were used to fill the gap between asset and deposit growth. As of June 30, 2005, the Company had total equity of $41.3 million, or 8% of total assets, and continued to exceed regulatory requirements for well capitalized institutions.

Results of Operations

During the first six months of 2005, the Company's net interest margin remained under pressure as the cost of funds continued to reprice upward at a faster pace than yields on earning assets. This pressure resulted in a decline in the net interest margin of 35 basis points, ending the quarter at 3.51% compared to 3.86% for the same period in 2004. In spite of this decline, net interest income increased $169,000 or 2%, resulting primarily from a $56.4 million increase in average earning assets over the same period last year.

Due to continuing strong asset quality, no provision for loan losses was recorded in the second quarter of 2005 compared to $65,000 during the second quarter of 2004. During the first six months of 2005, the Company recorded a reduction in the provision for loan losses resulting in a net benefit of $215,000, compared to provision expense of $130,000 during the first six months of 2004.

Non-interest income, excluding net securities gains, for the six months ended June 30, 2005 totaled $2.8 million, an increase of $79,000, or 3%, as compared to the first six months of 2004. Financial service fees and commissions increased $223,000 or 23%. Service fees on deposit accounts and bankcard fees also increased $172,000 and $44,000, respectively. Partially offsetting these increases was a decline in loan fees of $70,000. Net servicing income also declined by nearly $232,000, primarily due to a considerable reduction in sales volume of residential mortgage loans and the amortization of mortgage servicing rights. Gain on sale of securities also decreased $234,000 compared to the same period one year ago.

Non-interest expense, which consist primarily of employee compensation and benefits, occupancy and equipment expenses and other operating expenses increased $378,000 or 5% for the six months ended June 30, 2005 compared to the same period in 2004. Salary and employee benefits remained consistent between periods, however, the increase was primarily attributable to expenses related to upgrading equipment and facilities, additional legal, corporate and other professional fees, credit card program expenses and the reversal of reserves during 2004 related to the valuation of mortgage servicing rights.

Forward Looking Statements

This release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

The strength of the United States economy in general and the strength of the local economies in which we operate;
Changes in deposit flows, demand for mortgages and other loans, real estate values, and competition;
Changes in trade, monetary and fiscal policies and laws including interest rate policies of the Federal Reserve Board;
Changes in accounting principles, policies, or guidelines; and
Other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed.

Union Bankshares Company
Summary Financial Information
(dollars in thousands except per share data)

Consolidated Balance Sheets (unaudited)
For the period ended June 30,
		2005		2004

Assets
Cash and due from banks		$ 9,380		$ 10,879
Investment securities		147,609		140,696
Loans		342,197		297,515
Less: allowance for loan losses		4,245		4,471
Net loans		337,952		293,044
Premises, furniture and equipment, net		6,088		5,840
Other assets		23,832		23,479

Total assets		$524,861		$473,938

Liabilities
Deposits		$306,622		$284,412
Advances from Federal Home Loan Bank		159,022		134,663
Other borrowed funds		9,300		8,275
Other liabilities		8,606		6,693

Total liabilities		483,550		434,043

Total shareholders' equity		41,311		39,895

Total liabilities and shareholders' equity		$524,861		$473,938

Consolidated Statements of Income (unaudited)
	For 3 Months Ended June 30,		For 6 Months Ended June 30,
	2005	2004	2005	2004

Interest and dividend income	$ 6,338	$ 5,350	$ 12,304	$ 10,713
Interest expense	2,333	1,459	4,281	2,859

Net interest income	4,005	3,891	8,023	7,854

Provision for loan losses	-	65	(215)	130

Net interest income after provision	4,005	3,826	8,238	7,724

Net securities gains	-	83	4	238
Noninterest income	1,505	1,344	2,808	2,729
Noninterest expense	3,754	3,591	7,525	7,147

Income before income taxes	1,756	1,662	3,525	3,544

Income taxes	504	468	1,049	1,073

Net income	$ 1,252	$ 1,194	$ 2,476	$ 2,471

Return on average equity	12.37%	11.56%	12.11%	11.95%
Return on average assets	0.96%	1.03%	0.97%	1.09%
Efficiency ratio			67.34%	64.73%
Book value per share, period end			$ 38.21	$ 35.66
Earnings per share	$ 1.12	$ 1.04	$ 2.22	$ 2.16
Dividends per share	$ 0.400	$ 0.325	$ 0.800	$ 0.625
Weighted average shares	1,116,159	1,143,718	1,116,203	1,144,349

2004 per share data has been restated for the 2-for-1 stock split, in the form of a 100% stock dividend, paid on March 21,2005.

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Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.

Contact:

Union Bankshares Company
Peter A. Blyberg, (207) 667-2504 x240
President & Chief Executive Officer
pblyberg@uniontrust.com
or
Timothy R. Maynard, (207) 667-2504 x344
Senior Vice President & Chief Financial Officer
tmaynard@uniontrust.com